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Exhibit 12.1

DINEEQUITY, INC.
Computation of Consolidated Leverage Ratio and Cash Interest Coverage Ratio
As of December 31, 2010

Consolidated Leverage Ratio Calculation:
Financial Covenant Debt(1)	$2,017,929
Consolidated EBITDA(1)	352,013

Leverage Ratio	5.73

Consolidated Interest Coverage Ratio Calculation:
Consolidated EBITDA(1)	$352,013
Consolidated Cash Interest Charges(1)	162,903

Interest Coverage Ratio	2.16

(1)
Definitions of all components used in calculating the above ratios are found in the Credit Agreement, dated October 8, 2010, filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 21, 2010.

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  Exhibit 12.1
DINEEQUITY, INC. Computation of Consolidated Leverage Ratio and Cash Interest Coverage Ratio As of December 31, 2010